Exhibit 10.17.2

Gannett 7950 Jones Branch Drive McLean, VA 22107-0830

Roxanne V. Horning	Office: 703.854.6212
Vice President/Human Resources	Fax: 703.854.2021
Email: rhorning@gannett.com

April 10, 2006

Thomas L. Chapple

610 Kentland Drive

Great Falls, VA 22066

Dear Tom:

In recent conversations we have discussed your interest in an early retirement from Gannett Co., Inc. (“Gannett”). This letter agreement (“Agreement”) will confirm the offer we are prepared to make in connection with your early retirement.

The parties agree to the following:

1. Your final day as an employee of Gannett will be April 30, 2006. As of May 1, 2006, you will be a Gannett retiree.

2. On November 1, 2006, you will receive a severance payment in the amount of $1,100,000, less legally-required withholdings.

3. (a) You will receive additional retirement plan credit. The details of your retirement plan payments, including the additional retirement plan credit, are described in a separate letter from the Gannett Human Resources Department. If this Agreement does not become effective, as provided below, your retirement plan payments will be lower than those described in that letter. In such event, we will send you a replacement letter describing the retirement plan payments that would apply in that circumstance.

(b) The vesting of your stock options which are not yet fully vested will be accelerated such that they become fully vested as of April 30, 2006, and will be exercisable until the earlier of (i) the expiration date of each particular option grant, or (ii) April 30, 2009. The details of your stock options are described in a separate letter from the Gannett Human Resources Department. If this Agreement does not become effective, as provided below, the vesting of your stock options which are not yet fully vested would not be accelerated but instead would be governed by paragraph 7 of each particular grant agreement. In such event, we will send you a replacement letter describing the details of your stock options that would apply in that circumstance.

As an employee who is retiring from employment you may be entitled to certain benefits other than those described in paragraphs 1 through 3 above. This is because the Company’s benefit plans automatically provide certain benefits to employees who are retiring. You do not have to sign this Agreement to receive those benefits.

Thomas L. Chapple

April 10, 2006

The benefits offered in paragraphs 1 through 3 above are in addition to any of the benefits automatically available to you, and you will receive the benefits described in paragraphs 1 through 3 above only if you sign this Agreement on or before April 26, 2006. In exchange for and in consideration of the benefits offered to you by Gannett in paragraphs 1 through 3 above, you agree to the following:

4. You agree to a full and complete Release of Claims. The details of the Release of Claims are explained below.

A. The Release of Claims means that you agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against Gannett, any of its subsidiary, related or affiliated companies, and any of their directors, officers, and employees. This includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes those legal claims of which you know and are aware, as well as any legal claims of which you may not know or be aware. This also includes any claims arising out of your employment agreement with Gannett dated February 25, 2005.

Conversely, Gannett and its subsidiary, related or affiliated companies, and any of their directors, officers and employees agree to give up forever any and all legal claims, or causes of action, they may have or think they may have against you, including all legal claims that arose at any time before or at the time you sign this Agreement, whether known to Gannett or not, except any legal claims or causes of action arising out of actions allegedly taken by you in violation of applicable law, rule, or regulation. This also includes any claims arising out of your employment agreement with Gannett dated February 25, 2005.

B. Several laws of the United States and of the Commonwealth of Virginia create claims for employees in various circumstances. These laws include the Age Discrimination in Employment Act of 1967 (29 U.S.C. 626), as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans With Disabilities Act, The Fair Labor Standards Act, as amended, and The Virginia Human Rights Act. Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff. You may or may not be covered by any of these laws, but you agree that this Release of Claims specifically includes any possible claims under any of these laws, including any claims for attorneys’ fees.

C. By referring to specific laws we do not intend to limit the Release of Claims to just those laws. All legal claims for money damages, or any other relief that relate to or are in any way connected with your employment with Gannett or its subsidiary, related or affiliated companies, are included within this Release of Claims, even if they are

Thomas L. Chapple

April 10, 2006

not specifically referred to in this Agreement. The only legal claims that are not covered by this Release of Claims are those that arise out of some action that takes place after you sign this Agreement, those that claim that Gannett or you have broken this Agreement, or those arising out of actions allegedly taken by you in violation of applicable law, rule, or regulation.

D. We agree that neither party will say later that some particular legal claim or claims are not covered by the Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.

E. We specifically confirm that, as far as you or Gannett know, no one has made any legal claim in any federal, state or local court or government agency based in any way on any issue relating to your employment, or the ending of your employment, with Gannett. If, at any time in the future, such a claim is made by you or Gannett, or someone acting on behalf of you or Gannett, or by some other person or a governmental agency, you and Gannett agree that each will be totally and completely barred from recovering any money damages or remedy of any kind, except in the case of any legal claims or causes of action arising out of actions allegedly taken by you in violation of applicable law, rule, or regulation. This provision is meant to include claims that are solely or in part on your behalf, or on behalf of Gannett, or claims which you or Gannett have or have not authorized.

F. This Agreement, and the Release of Claims, will not prevent you from filing any future administrative charges with the United States Equal Employment Opportunity Commission (EEOC) or a state fair employment practices (FEP) agency, nor from participating in or cooperating with the EEOC or a state FEP agency in any investigation or legal action undertaken by the EEOC or the state FEP agency. However, this Agreement, and the Release of Claims, does mean that you may not collect any monetary damages or receive any other remedies from charges filed with or actions by the EEOC or a state FEP agency.

5. You and Gannett agree not to disclose or discuss the existence or the details of this Agreement with anyone other than our respective attorneys, accountants and/or your immediate family members, unless required by law.

6. You also agree that you will not make any statements, oral or written, or cause or allow to be published in your name, or under any other name, any statements, interviews, articles, books, web logs, editorials or commentary (oral or written) that is critical or disparaging of Gannett, or any of its operations, or any officers, employees or directors of Gannett, or of any of its operations.

Thomas L. Chapple

April 10, 2006

Likewise, Gannett, agrees that it will not make any statements, oral or written, or cause to be published in its name, any statements, interviews, articles, editorials or commentary (oral or written) that is critical or disparaging of you. Merely because a statement is made by a Gannett employee does not mean that it is made “in Gannett’s name.”

7. You agree to fully cooperate and assist Gannett in the defense of any claims, charges, arbitrations, grievances, or lawsuits brought against Gannett or any of its operations, or any officers, employees or directors of Gannett or of any of its operations, as to matters of which you have personal knowledge necessary, in Gannett’s judgment, for the defense of the action.

Gannett agrees to fully cooperate and assist you in the defense of any third-party claims, charges, arbitrations, grievances or lawsuits brought against you as a co-defendant with Gannett or any of its operations, officers, employees or directors, except with respect to any such matters arising out of actions allegedly taken by you in violation of applicable law, rule, or regulation.

8. You agree that from the effective date of this Agreement through May 1, 2007, you shall not:

(i) directly or indirectly, engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of less than 5% of the stock of a public company), partner, proprietor or any type of principal whatsoever, in any person, firm, or business entity which, directly or indirectly, is engaged in the provision of goods or services that are competitive with any goods or services offered by Gannett as of the date of this Agreement, including, but not limited to newspapers, non-daily publications, television, World Wide Web sites, and other news and information services.

(ii) either on your own account or on behalf of any other person or entity, recruit, solicit, interfere with, or endeavor to cause any employee of Gannett any of its operations to leave their employment.

You agree that, in the event of a breach or threatened breach of this paragraph of this Agreement, Gannett shall be entitled to an injunction prohibiting any such breach, and to a forfeiture of any entitlement to the severance payment referred to in paragraph 2 above. Any such relief shall be in addition to and not in lieu of any other appropriate relief in the way of money damages.

9. You acknowledge that during the course of your employment and as part of the performance of your duties you came into the possession of information which Gannett considers to be confidential and proprietary information and which is not generally disclosed or made known to the trade or public. This includes, but is not limited to, information bearing on budgets, circulation, advertising, research, marketing, personnel, finances, strategic planning, management, and relationships with vendors and customers. You agree that you will retain all confidential and proprietary information in confidence and will not use or disclose to anyone any such confidential or proprietary information, in any form.

Thomas L. Chapple

April 10, 2006

10. You agree that this Agreement and the separate letter from the Gannett Human Resources Department also dated April 6, 2006 contains all of the details of the agreement between you and Gannett with respect to the subject matter hereof. You further agree that your employment agreement dated February 25, 2005 is null and void and of no further force or effect. Nothing has been promised to you, either in some other written document or orally, by Gannett or any of its officers, employees or directors, that is not included in this Agreement.

Please review this Agreement carefully. We advise you to talk with an attorney before signing this Agreement. So that you may have enough opportunity to think about this offer, you may keep this letter until April 26, 2006. Should you accept all the terms of this offer by signing this Agreement on or before April 26, 2006, you may nevertheless revoke this Agreement within seven (7) days after signing it. We will provide a courtesy copy to your attorney, if you retain one to represent you.

If you wish to accept this offer, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below. The Agreement will become effective, and its terms will be carried out beginning on the day following the seven (7) day revocation period.

By signing this Agreement you agree that you have carefully read this Agreement and understand its terms. You also agree that you have had a reasonable opportunity to think about your decision, to talk with an attorney or advisor of your choice, that you have voluntarily signed this Agreement and that you fully understand the effect of signing this Agreement.

Very truly yours,

/s/ Roxanne V. Horning
Roxanne V. Horning

cc:	Todd A. Mayman

I elect to accept all the terms of this Agreement.

/c/ Thomas L. Chapple
Thomas L. Chapple

Date: April 11, 2006

Thomas L. Chapple

April 10, 2006

[Attachments to Letter Agreement]

Attached to the Letter Agreement is a letter from Roxanne V. Horning, Vice President/Human Resources, together with certain benefit summaries and forms (collectively, the “Attachments”). The following summarizes the benefits (other than those offered to retired employees generally) that Mr. Chapple has received and those benefits that Mr. Chapple and the Company have agreed he will receive as a result of his retirement, which are described in the Attachments.

•

Supplemental Executive Retirement Plan monthly 100% joint and survivor annuity of $11,146 (5/01/06-10/31/06), $17,096 (11/01/06-11/30/09) and $16,501 (12/01/09 forward), which reflects 19 months of additional retirement plan service credit. The executive also received a lump sum distribution of $35,702 on November 1, 2006.

•	Accelerated vesting of the following stock options as of May 1, 2006:

Grant Date	Options Granted	Option Exercise Price	Expiration Date	Options For Which Vesting Was Accelerated
12/03/2002	45,000	$70.21	4/30/2009	11,250
5/05/2003	10,000	$75.30	4/30/2009	2,500
12/09/2005	35,000	$60.29	4/30/2009	35,000

•	Right to receive vested restricted stock unit awards for 208 shares of common stock, granted on 12/09/2005.

•	Right to receive an LTIP payout under the terms and conditions described in the plan and the Company’s proxy statement.

•	Right to receive vested benefits in accordance with the terms and conditions of the Company’s Deferred Compensation Plan.

•	Company to pay annual premiums on life insurance policies until age 65.

•

Company to provide lifetime medical coverage under the Executive Medical Plan (including for eligible dependents) (maximum annual benefit of $25,000 for the family). Upon death, the maximum annual benefit decreases to $12,500.

•	Company-paid financial planning and tax preparation services until April 15, 2007.

•	Right to purchase Company car used by the executive at its fair market value.